Filed in the Office of	Business Number E0471552010-0
Barbara K. Cegavske	Filing Number 20200607061
Secretary of State State Of Nevada	Filed On 4/15/2020 1:38:00 PM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Sollensys Corp. Entity or Nevada Business Identification Number (NVID): NV20101720281
2. Document:	Name of document with inaccuracy or defect: Certificate of Designation
3. Filing Date:	Filing date of document which correction is being made: 3/22/2020
4. Description:	Description of inaccuracy or defect: The number of preferred shares designated as "Series A" was incorrect.
5. Correction:	Correction of inaccuracy or defect: Out of the 25,000,000 shares of preferred stock, par value $0.01 per share, authorized by the Corporation's Articles of Incorporation, 25,000,000 shares are designated Series A Preferred Stock.
6. Signature: (Required)	X David Lazar Signature Date

This form must be accompanied by appropriate fees.